Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-111899, 333-111900, 333-180017 and 333-217492 on Form S-8 of our reports dated November 30, 2018, relating to the consolidated financial statements and financial statement schedules of Universal Technical Institute, Inc. and subsidiaries, and the effectiveness of Universal Technical Institute, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Universal Technical Institute, Inc. and subsidiaries for the year ended September 30, 2018.

/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
November 30, 2018